EXHIBIT 10.5

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") effective as of the 7th day of November, 2005

BETWEEN

FAIRCHILD INTERNATIONAL CORP.
a company incorporated in the State of Nevada
with offices at Suite 600 – 595 Hornby Street
Vancouver, BC, V6C 1A4 CANADA

(the "Company")

AND

0719746 BC LTD.
of 2502 – 1331 West Georgia Street
Vancouver, BC V6E 4P1 CANADA

(the “Consultant”)

WHEREAS:

A.      The Company has a wholly owned subsidiary, Syngas Energy Corp., a company in the business of developing and marketing low-cost alternate fuels; and

B.      The Consultant has provided and has agreed to provide further consultant services to the Company on the terms and subject to the conditions of this Agreement.

THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.      ENGAGEMENT AS A CONSULTANT

1.1    The Company hereby engages the Consultant as a consultant to provide the services of the Consultant’s management in accordance with the terms and conditions of this Agreement and the Consultant hereby accepts such engagement.

2.      TERM OF THIS AGREEMENT

2.1    The term of this Agreement, effective as of November 7, 2005, covers services rendered from October 1, 2005 to December 31, 2005 (the “Term”).

3.     CONSULTANT SERVICES

3.1   The Consultant agrees to perform the following services and undertake the following responsibilities and duties to the Company to be provided by the Consultant to the Company as consulting services (the "Consulting Services"):

(a)

Business Development

The Consultant will:

  develop the business of the Company and its subsidiary, Syngas Energy Corp. (“Syngas”);
  assist the Company and Syngas in identifying potential business opportunities or potential business acquisitions in energy related fields, including intellectual properties, patents, technology or processes related to the processing or generation of energy or fuel;
  perform due diligence on potential acquisitions; and
  provide advice in negotiating terms and conditions.

  The Consultant has:

    provided Syngas with advice in negotiating terms and conditions and assisted Syngas in completing due diligence on the acquisition of Pyrolitic Steam Reforming Technology developed by Richard Sadowski and assigned from 975110 Alberta Ltd. pursuant to an agreement dated November 1, 2005.

(b)	Restricted Activities

This agreement specifically excludes any activities relating to financing, raising capital or investor relations for the Company.

3.2     The Consultant shall devote the time, attention and energies to the business affairs of its management as the Company as may be reasonably necessary for the provision of the Consulting Services, provided, however, the Consultant’s management may engage in other personal and business activities that do not interfere with the obligations hereunder.

3.3     In providing the Consulting Services, the Consultant will:

(a)	comply with all applicable federal, provincial, local and foreign statutes, laws and regulations;

(b)	not make any misrepresentation or omit to state any material fact that will result in a misrepresentation regarding the business of the Company; and

(c)	not disclose, release or publish any information regarding the Company without the prior written consent of the Company.

4.     CONSULTANT FEE

4.1    In consideration for the provision of the Consulting Services during the Term, the Company will issue to the Consultant 1,000,000 shares of the common stock of the Company.

5.      REIMBURSEMENT OF EXPENSES

5.1    The Company will pay to the Consultant the reasonable third party expenses incurred by the Consultant in provision of the Consulting Services, provided the Consultant has obtained the prior written approval of the Company.

6.      PROPRIETARY INFORMATION

6.1   The Consultant will not at any time, whether during or after the termination of this Agreement for any reason, reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business, products or finances of the Company or of any third party which the Company is under an obligation to keep confidential, except as may be required in the ordinary course of performing the Consultant Services to the Company, and the Consultant shall keep secret such trade secrets and confidential information and shall not use or attempt to use any such secrets or information in any manner which is designed to injure or cause loss to the Company. Trade secrets or confidential information shall include, but not be limited to, the Company's financial statements and projections, expansion proposals, product packaging, advertising and marketing, business plans and details of its business relationships with suppliers and distributors, agents and other parties not otherwise publicly available.

7.     RELIEF

7.1 The Consultant hereby expressly acknowledges that any breach or threatened breach by the Consultant of any of the terms set forth in Section 6 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish, and any such breach or threatened breach will provide the Company with any and all rights and remedies to which it may be entitled under the law, including but not limited to injunctive relief or other equitable remedies.

8.     INDEMNIFICATION

8.1   The Consultant will indemnify and defend and hold the Company harmless against any claims, actions, suits, proceedings, investigations, losses, expenses, demands, obligations, liabilities, judgments, fines, fees, costs and expenses (including costs and reasonable attorney fees) and any amounts paid in settlements in any of the foregoing which arise or result from or are related to any breach or failure of the Consultant to perform any of its covenants and agreements set forth in this Agreement. The indemnification provisions of this paragraph shall survive the termination and expiration of this Agreement.

9.     PARTIES BENEFITED & ASSIGNMENTS

9.1   This Agreement shall be binding upon, and inure to the benefit of, the Consultant, its successors and assigns and upon the Company and its successors and assigns.

10.   REPRESENTATIONS AND WARRANTIES

10.1  The Consultant represents and warrants to the Company that the Consultant is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of its duties hereunder or other rights of Company hereunder.

11.     MISCELLANEOUS

11.1   This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

11.2   The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

11.3   The Consultant may assign the benefit of this Agreement to a private corporation controlled by the Consultant, provided that such assignment will not relieve the Consultant from his obligations to the Company arising under this Agreement.

11.4   This Agreement may be signed by the parties in one or more counterparts, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original), and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set forth above.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

FAIRCHILD INTERNATIONAL CORP.

Per: /s/ Robert Klein
_______________________________
Authorized Signatory Robert Klein – Pres.

0719746 BC LTD.

Per: Nashrulla Jamani

/s/ Nashrulla Jamani
_______________________________
Authorized Signatory